UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2016

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-35525	33-0029027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia

Aliso Viejo, California 92656

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 362-5800

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 7, 2016, pursuant to the Share Purchase Agreement, dated as of March 8, 2016 (the “Agreement”), by and between Smith Micro Software, Inc. (the “Company”) and Birdstep Technology ASA (“Birdstep”), the Company completed its previously announced acquisition of 100% of the outstanding capital stock (the “Shares”) of Birdstep’s wholly owned Swedish subsidiary, Birdstep Technology AB (the “Acquisition”). Pursuant to the terms of the Share Purchase Agreement, the Company paid a net purchase price of $2,000,000 in cash to Birdstep at the closing. Concurrently with the closing of the Acquisition, the Company entered into a Transitional Services Agreement with Birdstep. As a result of the Acquisition, Birdstep Technology AB has become a wholly-owned subsidiary of the Company. Approximately 21 employees will continue as employees of Birdstep Technology AB following the Closing.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2016, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial information required by this item, if any, with respect to the Acquisition will be filed as soon as practicable, and in any event not later than 71 days after the date of this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item, if any, with respect to the Acquisition will be filed as soon as practicable, and in any event not later than 71 days after the date of this Current Report on Form 8-K.

(d) Exhibits.

2.1	Share Purchase Agreement, dated March 8, 2016, by and between Smith Micro Software, Inc. and Birdstep Technology ASA. (Filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 10, 2016, and incorporated herein by reference).

99.1	Press Release of Smith Micro Software, Inc. issued on April 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC.

Date: April 7, 2016	/s/ Steven M. Yasbek
Steven M. Yasbek
Vice President and Chief Financial Officer

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